EXHIBIT 99.1

CTI Group’s Special Committee of the Board Rejects Privatization Offer

INDIANAPOLIS—June 17, 2014—CTI Group (Holdings) Inc. (OTCQB:CTIG), a global provider of carrier-grade software solutions and services which empower organizations through communication analytics, reported today that the Special Committee of CTIG Group’s Board of Directors, after careful consideration with its legal and financial advisors, rejected the December 30, 2013 proposal of Fairford Holdings Limited, Michael Reinarts and John Birbeck to purchase all of the outstanding shares of common stock of CTI Group for a cash purchase price of $0.40 per share.

Fairford Holdings Limited is an indirect wholly owned subsidiary of Salah H. Osseiran, a member of CTI Group’s Board, Mr. Reinarts is CTI Group’s Chairman of the Board, and Mr. Birbeck is CTI Group’s Chief Executive Officer and a member of the Board.

The Special Committee thoroughly considered the proposed offer and, on June 14, 2014, rejected the offer. Upon being informed of the Special Committee’s rejection of the offer, Fairford Holdings Limited and Messrs. Reinarts and Birbeck informed CTI Group that they would not be increasing, and formally withdrew, the proposed offer. Accordingly, the Board of Directors disbanded the Special Committee.

About CTI Group - CTI Group (Holdings) Inc. is an international provider of electronic invoice processing and management, enterprise communications management software and services solutions, and carrier class voice over internet protocol (VoIP) management applications. CTI Group’s Analysis, SmartBill®, SmartRecord® and Proteus® product suites offer Carriers a full array of Cloud-based, real-time solutions for traffic analysis, post-billing call analysis, customer care and call recording. CTI Group’s products are used by some of the top service providers in North America and Europe, and play a trusted role in managing telephony costs at major corporations internationally. Headquartered in Indianapolis, CTI Group maintains overseas offices in London and Blackburn, UK. For more information, please visit CTI Group’s website at www.ctigroup.com.

Finance Contact: CTI Group (Holdings) Inc.

Fred Hanuschek – 317.262.4666